                                 EXHIBIT 4.1

                        PHILADLEPHIA INSURANCE COMPANIES

                     KEY EMPLOYEE DEFERRED COMPENSATION PLAN

                            (Effective July 1, 2002)

                              ARTICLE I - PURPOSE

         The purpose of the Plan is to provide for supplemental retirement and related benefits for a select group of management and highly compensated employees of Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (referred to herein, along with its subsidiaries, as appropriate, as the "Company") and those of its subsidiaries as are designated hereunder as participating affiliates as part of an integrated compensation program which is intended to assist the Company in attracting, motivating and retaining employees of superior ability, industry and loyalty.

                            ARTICLE II - DEFINITIONS

         The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

         2.1      "Base Compensation" shall mean a Participant's base salary.

         2.2 "Board of Directors" shall mean the Board of Directors of the Company.

         2.3 "Bonus Compensation" shall mean the portion of a Participant's compensation payable as a bonus, as determined by the Committee. Bonus Compensation payable with respect to any Plan Year shall be the Bonus Compensation that the Committee determines to be payable for such Plan Year, even if such Bonus Compensation is or would be payable in a subsequent Plan Year. With respect to the first Plan Year, a Participant's Bonus Compensation shall be the bonus that is or would be payable to a Participant with respect to the entire 2002 calendar year.

         2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         2.5 "Committee" shall mean the Board of Directors or such person or persons as the Board of Directors shall from time to time designate to act as the Committee with respect to the Plan.

         2.6 "Company" shall have the meaning set forth above; provided, however, wherever the term Company is used in the Plan, the term shall be understood to mean, with respect to any Participant, the entity which is the employer of that Participant, unless a contrary meaning is either stated or required by the context.

         2.7 "Compensation" shall mean the Participant's Base Compensation and Bonus Compensation from the Company, and shall exclude all other types of compensation, including, but not limited to severance pay and contributions to the Company's tax qualified retirement plans.

         2.8 "Designated Beneficiary" shall mean the beneficiary designated by a Participant to receive any benefits payable under the Plan upon his or her death. In the absence of a beneficiary designation, the Participant's "Designated Beneficiary" shall be his or her spouse and if none, his or her estate.

         2.9 "Distribution Option Period" shall mean any period (not in excess of five (5) Plan Years, designated by the Committee from time to time. The first Distribution Option Period shall be the five (5) Plan Years, that being a period starting as of July 1, 2002 and ending December 31, 2006.

         2.10     "Effective Date" shall mean July 1, 2002.

         2.11 "Gain or Loss Adjustment" shall mean the adjustment to such Participant's Plan Deferral Account in accordance with the provisions of
Article VII.

         2.12 "Participant" shall mean each employee of the Company who is eligible to participate in the Plan in accordance with Article III and who elects to defer income by executing a Participation Agreement or who otherwise has any amount credited to his or her Plan Deferral Account.

         2.13 "Participation Agreement" shall mean a written agreement executed by an employee eligible to participate in the Plan specifying the amount of income to be deferred in accordance with the provisions of the Plan.

         2.14 "Permissible Investments" are those investment options made available for investment choices by Participants. Under the rules established by the Committee, a limited number of investment options may be made available for Participant investment choices; provided, however, that the Committee shall, at a minimum, make available at least four different investment options; and provided, further, that the Committee may adjust the investment return on any or all of the Permissible Investments to reflect the net return to the Company that would result from an actual investment in a fund corresponding to the Permissible Investment but held under the terms of an insurance contract or other arrangement as the Committee may deem appropriate for these purposes.

         2.15 "Plan" shall mean the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan.

         2.16 "Plan Deferral Account" shall mean the amount credited for the benefit of a Participant under Article VII on the basis of income deferred in accordance with such Participant's Participation Agreement or as otherwise permitted under the Plan, as adjusted by such Participant's Gain or Loss Adjustment with respect to such Participant's Plan Deferral Account.

         2.17 "Plan Year" shall mean the calendar year; provided, however, that the first Plan Year shall be the period from July 1, 2002 through December 31, 2002.

         2.18 "Rabbi Trust" shall mean a grantor trust in which assets may be segregated for use by the Company to pay liabilities to a Participant in the Plan; provided, however, that any such trust shall be established and maintained in a manner that is consistent with the treatment of its assets as assets of the Company for federal income tax purposes and that such assets shall be held in the trust subject to the claims of the Company's creditors in the event of Company's bankruptcy or insolvency. In the event a Rabbi Trust is established under the Plan, such Rabbi Trust shall be in a form that is substantially consistent with the form of trust set forth in Revenue Procedure 92-64 (or any successor to such Revenue Procedure) as a model grantor trust for use with plans providing for non-qualified deferred compensation or in such other form as may be determined to be acceptable for these purposes by the Company's tax counsel. For these purposes, separate trusts or subtrusts within a single trust shall be established with respect to the Company and each other participating company to the extent required to defer effectively the date as of which taxable income is recognized by any Participants, and so as to preclude the insolvency (and the potential claims by creditors) of either such entity impacting on the trust or subtrust established for the employees of the other entity. Each contribution made to the Rabbi Trust shall be allocated to the appropriate trusts or subtrust by reference to the entity making such contribution.

         2.19 "Valuation Date" shall mean the last day of each Plan Year, any other date or dates that are designated by the Committee as a Valuation Date, and, with respect to any Participant, the date of a payment under the Plan of all or any portion of such Participant's Plan Deferral Account (or such other date as may be designated as the Valuation Date applicable to such payment).

                         ARTICLE III - PARTICIPATION

         The employees of the Company who are eligible to participate in the Plan shall be those management and highly compensated executives designated by the Committee as eligible. Any employee so designated who executes a Participation Agreement or who otherwise has any amount credited for his or her benefit under the Plan shall be a Participant in the Plan and shall have a Plan Deferral Account. Each Participant's Participation Agreement shall be in effect only for a single Plan Year. A Participant shall submit timely a new Participation Agreement for each Plan Year in order to make or to continue to make elective deferrals from his or her Compensation for such Plan Year. The terms under which a Participant may defer his or her Compensation shall be established under such Participant's Participation Agreement, as provided for in Article VII; subject to the express terms and conditions of the Plan, and such terms and conditions as may be established by the Committee from time to time.

                          ARTICLE IV - TERM OF PLAN

         The Plan shall be in effect as of the Effective Date, and shall continue until all obligations of the Company pursuant to the Plan have been paid, unless sooner terminated at the discretion of the Company.

                             ARTICLE V - VESTING

         5.1 Elective Deferrals. A Participant's interest in his or her Plan Deferral Account shall, to the extent attributable to amounts such Participant elects to defer pursuant to Section 7.1(a), be fully vested at all times.

         5.2 Employer Contributions. The portion of a Participant's Plan Deferral Account attributable to amounts credited pursuant to Section 7.1(b) ("Employer Contributions") shall, unless otherwise specifically provided for by the Committee, vest as follows:

                  (a) General Vesting Schedule. The portion of a Participant's Plan Deferral Account attributable to Employer Contributions made with respect to a Plan Year shall become 20% vested as of the last day of the first Plan Year after the Plan Year for which such Employer Contribution was made (the "First Vesting Date"), and shall thereafter become 40%, 60%, 80% and 100% vested on each of the first, second, third and fourth anniversaries of the First Vesting Date, respectively.

                  (b) Vesting at Retirement. Notwithstanding the general vesting provisions set forth in the preceding paragraph, a Participant shall, unless the Committee establishes a contrary provision as to vesting, be 100% vested in his or her Plan Deferral Account, including portions of such account attributable to Employer Contributions on the termination of such Participant's employment with the Company after having attained age sixty-two
(62); provided, however, that this Subsection 5.2(b) shall not be applicable unless the Committee determines, at its discretion, that such termination of employment was either a termination without cause by the Company, or was a termination in connection with the Participant's decision to retire.

Nothing in this Section 5.2 shall be interpreted as limiting the right of the Committee to establish such alternative terms and conditions for the vesting of benefits attributable to Employer Contributions as deems appropriate from time to time, which may vary individually with respect to each Participant and each Employer Contribution.

                       ARTICLE VI - BENEFIT ENTITLEMENT

         6.1 Benefits. Except as otherwise provided under the Plan, a Participant's benefit under the Plan shall be the amount of such Participant's Plan Deferral Account.

         6.2      Payment of Benefits.

                  (a) Payment Following Termination of Employment of a Participant.

                           (i)      Upon termination of employment by a
Participant for any reason, the vested portion of such Participant's Plan Deferral Account shall be distributed in one of the following methods, as timely elected by the Participant in writing: (i) in a lump sum; (ii) in annual installments; or (iii) by any other formula that is mathematically derived and is acceptable to the Committee, such payment to commence as of the date specified in such written election; provided, however, that no distribution of benefits shall commence prior to the date which is both: (i) at least six months after the date on which such termination of employment occurs (a "Separation Date"); and (ii) on or after the January 31 of the Calendar Year immediately following the Calendar Year which includes the Separation Date. Any lump-sum benefit payable in accordance with this paragraph shall be paid as soon as practicable following such distribution commencement date as may be specified by the Participant. The amount of any annual installments to be distributed shall be determined by dividing the vested portion of the Participant's Plan Deferral Account as of the last business day of the Plan Year preceding the date of payment by the number of annual installment payments remaining to be made pursuant to the Participant's election. If a timely election as to distribution method or timing is not made by a Participant, the vested portion of the Participant's Plan Deferral Account shall be distributed in a lump sum on the earliest practicable date that is both six months after the Separation Date and which occurs on or after the January 31 of the Calendar Year immediately following the Calendar Year which includes the Separation Date. For a distribution election to be made timely, the election must be submitted in writing to the Committee no later than the 30th day following the Participant's Separation Date.

                           (ii)     Notwithstanding the foregoing, the
Committee reserves the right to override any otherwise applicable distribution election of a Participant whose employment with the Company has terminated, and distribute such Participant's vested benefit either in the form of a lump sum distribution or in such other distribution form that constitutes an accelerated payment of such Participant's vested benefit.

                  (b) In-Service Distributions. A Participant may elect to have that portion of his or her vested Plan Deferral Account attributable to elective contributions made during any particular Distribution Option Period distributed (in a lump sum or series of installments) starting as of any January 31 (which must be at least three years after the date the Participation Agreement is filed)(the "In-Service Distribution Date"); provided, however, such election shall not be effective with respect to any portion of the Participant's Plan Deferral Account attributable to amounts credited prior to the date the election is made; and provided further that an In-Service Distribution Date must be not less than two (2) years after the last date as of which any amounts were deferred which were subject to the election.

                           (i)      No change in the In-Service Distribution
Date shall be permitted with respect to an election that is in effect for any Distribution Option Period.

                           (ii)     Any Participation Agreements filed during
a Distribution Option Period may provide for additional amounts to be subject to distribution as of the relevant In-Service Distribution Date, or may provide for deferrals to be subject to the general distribution provisions in effect under the Plan; provided, however, that any attempt to designate a deferral as subject to an In-Service Distribution Date that is not permissible under the terms of this Section 6.2(b) shall be ineffective, and no amounts shall be deferred under such Participation Agreement.

                  (c) Early Payment of Benefits. In the event that a Participant elects to receive benefits under the Plan at any time prior to the time payment of benefits would be made under Section 6.2 of the Plan other than this Section 6.2(c), the Participant shall file such election with the Committee and shall, as soon as practicable after receipt of such election by the Committee, receive a distribution of a portion of his or her vested Plan Deferral Account; provided, however, that a Participant must elect a distribution of at least 25% of his or her vested Plan Deferral Account in order to receive a payment under this Section 6.2(c); and, provided further, that any such distribution shall result in a reduction to the vested portion of such Participant's Plan Deferral Account equal to the amount actually distributed plus an additional reduction equal to 10% of the amount of the distribution, such 10% reduction being intended to constitute a penalty imposed on such early distributions. In addition, no elective deferrals by any Participant who receives a distribution under this Section 6.2(c) shall become effective until the beginning of the second Plan Year following the Plan Year in which such distribution is made.

                  (d) Hardship Distributions. A Participant request to receive a distribution of all or a portion of his vested Plan Deferral Account distributed at a date earlier than his In-Service Distribution Date, if any, or prior to his Separation Date (if no In-Service Distribution Date has been elected), may be granted where such a distribution request is made in connection with an unforeseeable emergency and the Committee has determined, at its discretion, that such emergency has been demonstrated by means of appropriate documentation provided by the Participant. In determining whether an unforeseeable emergency has occurred the Committee shall apply the same standards as are applicable to similar distributions under plans subject to Code Section 457. Any such distribution on account of hardship shall not be in excess of the amount specifically required to defray the costs of such hardship. In making a determination of hardship under this Section 6.2(d), the Committee may take into account any and all facts and circumstances it deems appropriate, including, but not limited to, the extent to which the Participant making such request may relieve the hardship through or by: (i) reimbursement or compensation by insurance or otherwise; (ii) liquidation of Participant's assets to the extent such liquidation would not cause hardship; and (iii) ceasing to make deferrals under the plan. In addition, no elective deferrals by any Participant who receives a distribution under this Section 6.2(d) shall become effective until the beginning of the second Plan Year following the Plan Year in which such distribution is made.

         6.3 Any payment made with respect to a Participant following the death of such Participant shall be payable to such Participant's Designated Beneficiary.

       ARTICLE VII - PLAN DEFERRAL ACCOUNTS AND GAIN OR LOSS ADJUSTMENT

         7.1      Deferred Compensation.

                  (a) Elective Deferrals. Each employee who is eligible to participate in the Plan and who executes a Participation Agreement shall be a Participant and shall have a Plan Deferral Account which shall be credited with the amount of such Participant's Compensation that is deferred under such Participation Agreement, subject to adjustment for gain or loss as set forth below. All amounts deferred by a Participant under this Section 7.1(a) shall be fully vested at all times. Each Participant shall be permitted to defer under the Plan:

                           (i)      A portion of his or her Base Compensation
for a Plan Year, stated as a whole percentage (up to a maximum of 75%); and

                           (ii)     All or any portion of his or her Bonus
Compensation which may be paid to such Participant with respect to such Plan
Year.

Participation Agreements shall become effective only on a prospective basis and shall be effective only if accepted by the Committee and submitted in appropriate form and at such time or times as may be permitted by the Committee for their submission. Any election contained in a Participation Agreement applicable to Bonus Compensation for a Plan Year shall be irrevocable once such Participation Agreement has been accepted by the Committee. Any election in a Participation Agreement applicable to Base Compensation may be revoked (but may not otherwise be modified) during a Plan Year, to be effective prospectively as soon as practicable, as determined by the Committee; provided, however, that any Participant who revokes his or her election to defer Base Compensation shall not be eligible to elect to defer Base Compensation thereafter until the beginning of the second Plan Year following the Plan Year in which such revocation was made. In addition, a Participant's rights to modify any deferral election under the Plan shall be subject to such other rules and limitations as may be established by the Committee for this purpose from time to time.

                  (b) Discretionary Company Contributions. Each employee who is eligible to participate in the Plan may, if and to the extent he or she is designated by the Committee as eligible to receive an allocation of the discretionary contributions by the Company subject to this Section 7.1(b), also have his or her Plan Deferral Account credited with an amount as determined by the Committee, at its discretion, subject to such terms and conditions as the Committee may establish with respect to such allocation, including provisions that establish vesting at such time or times or as of the occurrence of such events or achievement of such performance goals as the Committee deems appropriate for these purposes.

         7.2 Gain or Loss Adjustment. Each Participant's Plan Deferral Account shall be adjusted on a daily basis, or on such other less frequent basis as may be established for these purposes by the Committee. Each Participant's Plan Deferral Account shall, in any event, be valued on the last day of each Plan Year and on the date any distribution is made to the Participant (each date as of which a valuation is made being referred to herein as a "Valuation Date") to take into account the Gain or Loss Adjustment for the period subsequent to the prior Valuation Date applicable to such account. For purposes of the Plan, the Gain or Loss Adjustment applicable to a Participant's Plan Deferral Account shall be determined as follows:

                  (a) Each Participant shall be permitted to specify an investment or investments (a "Deemed Investment") from among Permissible Investments which shall be the basis for determining the Gain or Loss Adjustment applicable to such Participant's Plan Deferral Account in accordance with such rules as may be established by the Committee. The Participant shall be permitted to change such specifications at such times as the Committee may specify in its rules.

                  (b) On each Valuation Date, each Participant's Plan Deferral Account shall be adjusted to reflect the gain or loss that would have been recognized if an amount equal to the Participant's Plan Deferral Account balance as of the prior Valuation Date, along with any additional amounts added to the Participant's Plan Deferral Account on account of amounts credited to the Participant's Plan Deferral Account pursuant to Section 7.1(b) or pursuant to a deferral under the Participant's Participation Agreement in effect during the period prior to the Valuation Date (but subsequent to any prior Valuation Date), had been invested as of the date so credited in accordance with the investment specifications of the Participant. For purposes of the determination of the Gain or Loss Adjustment, such adjustment shall be calculated by taking into account any costs of fees that the Committee, in its discretion, deems reasonable and appropriate, whether or not such costs were actually incurred by the Company.

                  (c) Notwithstanding anything to the contrary contained herein, including those provisions giving a Participant the right of designating investments from among Permissible Investments for the purposes of determining the benefit paid under the Plan, the Company reserves the right to invest its assets, including any assets that have been set aside for purposes of providing benefits under the Plan, whether held in the Rabbi Trust or otherwise, at its own discretion, and such assets shall remain subject to the claims of the general creditors of the Company. No Participant shall have any right to any portion of such assets other than as an unsecured general creditor of the Company. In the event any funds set aside for the provision of benefits under the Plan are invested in life insurance contracts, the value of each Participant's Plan Deferral Account shall be determined solely by reference to return on the Deemed Investments of such Participant, and no payment of life insurance benefits from any such life insurance contract shall be taken into account in determining the value of any Participant's Plan Deferral Account.

         7.3 Supplemental Company Contribution. To the extent that the Participant's compensation (as that is determined under any employee pension benefit plan of the Company) is reduced to an amount that is below the limitation of Section 401(a)(17) of the Code in any year by reason of such Participant's elective deferrals made under the Plan (regardless of whether, prior to reduction, it was in excess of such limitation), the Committee shall determine the extent, if any, to which an additional amount is to be credited to such Participant's Plan Deferral Account as appropriate to make up any loss of benefits incurred by such Participant under such other employee pension benefit plan by reason of such reduction. Any such addition to the Participant's Plan Deferral Account by reason of the application of this
Section 7.3 shall be treated for purposes of the Plan as though such amount were credited as a result of an election by the Participant to defer base compensation under Section 7.1.

                    ARTICLE VIII - FUNDING OF LIABILITIES

         The Plan is intended to be an unfunded, non-qualified plan maintained by the Company for the purpose of providing deferred compensation for a select group of management and highly compensated employees. Benefits under the Plan may, however, be provided through a Rabbi Trust. A contribution to such trust in any year shall not create any obligation of the Company to make contributions to such trust thereafter. The Plan shall be administered and construed so as to effectuate this intent. Any liability of the Company to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Company. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specified property of the Company. To the extent any benefits payable under the Plan are paid through a Rabbi Trust, the Company's contractual obligations, if any, shall be reduced accordingly.

                            ARTICLE IX - COMMITTEE

         9.1 Quorum. A majority of the members of the Committee shall constitute a quorum for any meeting held with respect to the Plan, and the acts of a majority of the members present at any meeting at which a quorum is present, or the acts unanimously approved in writing by all members of the Committee, shall be valid acts of the Committee. No member of the Committee may act or vote with respect to a decision of the Committee specifically relating to his or her benefits, if any, under the Plan. The Committee may be made up of a single individual at the discretion of the Company.

         9.2 Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

                  (a) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

                  (b) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto;

                  (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate; and

                  (d) delegate its authority hereunder to such person or persons as it deems appropriate in connection with the orderly and efficient administration of the Plan.

The acts and determinations of the Committee, including determinations with respect to claims of a Participant or Designated Beneficiary made in accordance with Section 11.8 hereof, shall be final and conclusive.

         9.3 Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

         9.4 Compensation and Expenses. Members of the Committee who are employees of the Company shall receive no compensation for their services rendered as members of the Committee. Any other members of the Committee who are not employees of the Company shall receive such reasonable compensation for their services as may be authorized from time to time by the Company and, except as otherwise provided by this Section, members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such compensation and expenses, as well as extraordinary expenses authorized by the Company, shall be paid by the Company.

         9.5 Participant Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, the date each became a Participant, his or her Compensation and date of birth, employment, termination of employment, retirement or death. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

         9.6 Inspection of Documents. The Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and Designated Beneficiary under the Plan.

            ARTICLE X - EFFECTIVE DATE, TERMINATION AND AMENDMENT

         10.1 Effective Date of Participation in Plan. Participants shall commence participation in the Plan on the later of the Effective Date or the first day of the month coincident with or following receipt by the Committee of the executed Participation Agreement evidencing the Participant's participation, or such other commencement date as may be established by the Committee with respect to any Participant. A Participation Agreement shall continue in effect until such time as the Participation Agreement is revoked, deferrals are terminated in accordance with the terms of the Plan, or the Plan is terminated.

         10.2 Amendment and Termination of the Plan or Participation Agreement. This Plan or the Participation Agreement of a Participant may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan or a Participation Agreement may, without the written approval of the Participant, reduce the Plan Deferral Account or benefit payable to a Participant calculated as of the time of such termination or amendment.

                    ARTICLE XI - MISCELLANEOUS PROVISIONS

         11.1 Anti-alienation. No benefit payable under the Plan shall be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance except by the Company; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, attach or encumber such benefit, except by the Company, shall be void.

         11.2 Unsecured Creditor Status. Any Participant who may have or claim any interest in or right to any compensation, payment, or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future. Any insurance policy or other assets acquired by the Company to fund, in whole or in part, the Company's liabilities under the Plan shall not be deemed to be held as security for the performance of the obligations of the Company hereunder but shall be, and remain, a general asset of the Company subject to the claims of its creditors.

         11.3 Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all employee benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

         11.4 Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

         11.5 Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

         11.6 Incapacity. If the Committee determines that a Participant or Designated Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Designated Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant or Designated Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

         11.7 Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

         11.8 Claims. If, pursuant to the provisions of the Plan, the Committee denies the claim of a Participant or Designated Beneficiary for benefits under the Plan, the Committee shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

         (a)      the specific reasons for such denial;

         (b) the specific reference to the Plan provisions on which the denial is based;

         (c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

         (d) an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

A Participant or Designated Beneficiary whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon after the sixty-day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

         11.9 Withholding. The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.